Exhibit 99.1

September 4, 2007

FOR FURTHER INFORMATION CONTACT:

       FOR IMMEDIATE RELEASE

Frank ten Brink 847-607-2012

STERICYCLE ANNOUNCES PRELIMINARY ARBITRATION FINDINGS

Lake Forest, Illinois, September 4, 2007 – Stericycle, Inc. (NASDAQ: SRCL), today announced that it received the interim findings of the arbitrator before whom Stericycle’s previously disclosed dispute with SteriCorp Limited of Melbourne, Australia is being heard.  The interim award found in favor of Stericycle on its claim against SteriCorp for payments due under certain convertible notes and found in favor of SteriCorp on its claims that Stericycle failed to supply SteriCorp with equipment conforming to specifications under an equipment supply agreement and in connection with a dispute over the capacity of the equipment that was supplied.

While the arbitrator’s findings are not final, Stericycle believes that, based on the arbitrator’s interim findings, it is likely that at the conclusion of the arbitration proceedings Stericycle may be required to pay an amount to SteriCorp that will not be material and which has not been included in the guidance that we have previously given. During the next two to three months a final award is anticipated as the parties may address the question of the form and content of such final award with the arbitrator.

Safe Harbor Statement: Statements in this press release may contain forward-looking statements that involve risks and uncertainties, some of which are beyond our control (for example, general economic conditions). Our actual results could differ significantly from the results described in the forward-looking statements. Factors that could cause such differences include difficulties in completing the integration of acquired businesses, changes in governmental regulation of medical waste collection and treatment, and increases in transportation and other operating costs, as well as the various other factors described in our filings with the U.S. Securities and Exchange Commission. As a result, past financial performance should not be considered a reliable indicator of future performance, and investors should not use historical trends to anticipate future results or trends. We make no commitment to disclose any subsequent revisions to forward-looking statements.